EXHIBIT 10.22
SUMMARY OF ANNUAL NON-MANAGEMENT DIRECTOR COMPENSATION
I.	Board Members (Other than the Chairman)

A.	Annual Cash Compensation (effective November 9, 2006)

Annual Cash Retainer:	$70,000

Additional Cash Retainer for Presiding Director:	$3,000

Additional Cash Retainer for Chairman of Audit Committee:	$20,000

Additional Cash Retainer for Chairman of Compensation Committee:	$10,000

Additional Cash Retainer for Chairs of Nominating and Corporate Governance Committee and Strategy Committee:	$5,000
B.	Meeting Fees

If a Board Committee meets more than six times during a calendar year, then the members thereof shall receive the following fees for attending meetings that exceed six in number:

Committee Meeting Fees:	$1,500 per meeting attended in person, on a day other than a day on which the Board meets

$1,000 per meeting attended in person, on the same day as a Board meeting

Telephone Committee Meeting Fees:	$750 per meeting attended by conference telephone
Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings.
C. Stock Options
Annual grant of options for 10,500 shares, vesting 1/3 on each of the first three anniversaries of the grant date, expiring seven years from the grant date, except in May 2007.

II. Chairman of the Board
A. Annual Cash Compensation
Annual Cash Compensation (in lieu of annual retainer and meeting fees): $250,000
B. Stock Options
Annual grant of options for 10,500 shares, vesting 1/3 on each of the first three anniversaries of the grant date, expiring seven years from the grant date, except in May 2007.